Exhibit 10.4

TRACON Pharmaceuticals, Inc.

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of TRACON Pharmaceuticals, Inc. (the “Company”) or any of its subsidiaries (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.

The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

Each Non-Employee Director will receive the cash compensation set forth below for service on the Board.  The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.All Eligible Directors: $40,000

b.Chairman/Lead Independent Director (as applicable): $60,000 (in lieu of above)

2.Annual Committee Member Service Retainer:

a.Member of the Audit Committee: $7,500

b.Member of the Compensation Committee: $5,000

c.Member of the Nominating and Corporate Governance Committee: $3,750

3.	Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

a.Chairman of the Audit Committee: $15,000

b.Chairman of the Compensation Committee: $10,000

c.Chairman of the Nominating and Corporate Governance Committee: $7,500

Equity Compensation

Equity awards will be granted under the Company’s 2015 Equity Incentive Plan or any successor equity incentive plan (the “Plan”).  All stock options granted under this policy will be Nonqualified Stock Options (as defined in the Plan), with a term of ten years from the date of grant

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and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant.

(a)Automatic Equity Grants.

(i)Initial Grant for New Directors.  Without any further action of the Board, on the date of the Non-Employee Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Non-Employee Director will automatically be granted a Nonstatutory Stock Option to purchase 31,500 shares of common stock (the “Initial Grant”).  Each Initial Grant will vest in a series of 3 successive equal annual installments over the 3-year period measured from the date of grant.

(ii)Annual Grant.  Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders, each person who is then a Non-Employee Director will automatically be granted either (A) a Nonstatutory Stock Option to purchase 15,750 shares of common stock or (B) a restricted stock unit (“RSU”) covering 7,875 shares of common stock ((A) or (B) as applicable, the “Annual Grant”).  Whether the Annual Grant for any particular year takes the form of a Nonstatutory Stock Option or an RSU shall be determined prior to each annual meeting of the Company’s stockholders by the Board or the Compensation Committee; provided that absent a determination for any given year, the Annual Grant shall take the form of a Nonstatutory Stock Option.  Each Annual Grant will vest in full on the earlier of the one-year anniversary of date of grant, or the date of the next annual meeting of the Company’s stockholders.

(b)Vesting; Change in Control.  All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date.  Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Change in Control.

(c)Remaining Terms.  The remaining terms and conditions of each stock option, including transferability, will be as set forth in the Company’s standard Option Agreement, in the form adopted from time to time by the Board.  The remaining terms and conditions of each RSU, including transferability, will be as set forth in the Company’s standard Restricted Stock Unit Award Agreement, in the form adopted from time to time by the Board.

Expenses

The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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